EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Ocwen Financial Corporation of our report dated March 12, 2009, except for the effects of the change in accounting for certain convertible debt instruments and noncontrolling interests discussed in Note 1, as to which the date is July 16, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated July 16, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
July 16, 2009